Exhibit 5.1

Our ref    RJT/605073/367609/v5

Vimicro International Corporation 15/F Shining Tower No. 35 Xueyuan Road Haidian District Beijing 100083 People’s Republic of China	Direct: +852 2971 3007 Mobile: +852 9020 8007 Email: richard.thorp@maplesandcalder.com

8 November 2005

Dear Sir

Re: Vimicro International Corporation

We have acted as Cayman Islands legal advisers to Vimicro International Corporation (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on 24 October 2005 (Registration No. 333-129217), relating to the offering by the Company and the sale by the selling shareholders (the “Selling Shareholders”) of certain American Depositary Shares, each of which represents four of the Company’s ordinary shares of par value US$0.0001 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation dated 24 February 2004 and Memorandum and Articles of Association of the Company adopted on 24 February 2004 and amended by ordinary resolution passed on 3 March 2004, the Memorandum and Articles of Association of the Company (including Schedule A attached thereto) conditionally adopted on 12 October 2004 by special resolution of the shareholders and the form of Amended and Restated Memorandum and Articles of Association of the Company conditionally adopted on 29 October 2005 by special resolution (together the “Memorandum and Articles of Association”);

1.2	the register of members of the Company as provided to us by the Company;

1.3	the unanimous written resolutions of the Board of Directors of the Company dated 14 October 2005 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.4	the minutes of the meeting of the shareholders of the Company dated 29 October 2005;

1.5	a certificate from a Director of the Company dated 8 November 2005, a copy of which is annexed hereto (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

3	OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, following the automatic conversion of all the Series A Convertible Preferred Shares in issue into Ordinary Shares, will be US$50,000 divided into 500,000,000 Ordinary Shares of par value US$0.0001 each.

3.3	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4.	Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

4	QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/    MAPLES and CALDER